Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
CRAY INC. REPORTS SHAREHOLDER APPROVAL OF ALL
2006 PROXY PROPOSALS
One-for-Four Reverse Stock Split to be Effective Prior to Market Open on June 8, 2006
Company Re-Affairs 2006 Outlook
SEATTLE, WA — June 7, 2006 — Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today announced that a one-for-four reverse split of its common stock was approved by Cray’s shareholders at the Annual Meeting of Shareholders on June 6, 2006. The reverse stock split will become effective before the opening of business tomorrow, June 8, 2006. Upon the opening of the market, Cray common stock will begin trading on a split-adjusted basis under the trading symbol “CRAYD” for a period of 20 trading days. Commencing July 10, 2006, Cray’s common stock will resume trading under the symbol “CRAY.”
Cray’s shareholders also approved an increase in the Company’s authorized common stock, elected all eight nominees to the Board of Directors and approved a new 2006 Long-Term Equity Compensation Plan.
“The Board and management team are pleased with the results of the shareholder voting,” said Stephen C. Kiely, Cray’s Chairman. “The reverse stock split should make the Company’s stock more attractive to a broader group of investors; and the increase in available shares will allow more flexibility to provide performance and retention incentives to key employees in the future. As a Board, we take our responsibility seriously to serve the long-run interests of our shareholders.”
The number of shares of Cray common stock currently issued and outstanding will be reduced from approximately 91.7 million shares to approximately 22.9 million shares post-split. With the increase in authorized common stock and the reverse stock split, the number of authorized shares of common stock of the Company will be reduced from 300 million shares to 75 million shares. As a result of the reverse stock split, every four shares of Cray’s common stock that are issued and outstanding before the opening of business on June 8, 2006, automatically will be combined into one issued and outstanding share without any change in the par value of such shares. No fractional shares will be issued in connection with the reverse stock split. Shareholders who would be entitled to fractional shares will receive cash in lieu of receiving fractional shares. The reverse stock split results in similar adjustments to Cray’s outstanding stock options, warrants, convertible notes and securities reserved for issuance pursuant to its current equity plans.

Shareholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Shareholders of record who hold physical certificates will receive a letter of transmittal requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Mellon Investor Services LLC, Cray’s transfer agent, will act as the exchange agent for purposes of implementing the exchange of stock certificates. In addition, shareholders will have the alternative of accepting uncertificated or book-entry shares of common stock through the Direct Registration System maintained by Mellon.
2006 Outlook
Consistent with previous guidance, Cray currently anticipates annual revenue for 2006 will be higher than 2005 levels, growing between 5 and 15 percent. However, a wider range of potential results is reasonably possible depending on the level and timing of large customer orders and customer acceptances of delivered products. The Company expects that the second half of 2006 will be stronger than the first half, with the potential for 60 percent of product revenue being recognized in the fourth quarter. The Company expects revenue in the second quarter, and possibly third quarter, to be down significantly compared to the first quarter and expects to report a net loss for these periods. Operating expenses, excluding any restructuring costs, should be down slightly in the second quarter and increase modestly in the second half, with a heavy weighting to the fourth quarter due primarily to higher anticipated revenue. The Company expects to use cash over the remainder of the year, but does not expect to borrow under its credit facility.
About Cray Inc.
As the global leader in supercomputing, Cray provides highly advanced supercomputing systems and world-class services and support to government, industry and academia. Cray’s technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. For more information, go to www.cray.com.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These include fluctuating quarterly operating results, lower margins and earnings due to significant pricing pressure, the effect of new European environmental regulations on product shipments, the timing of product upgrades, the timing and level of government research and development funding and supercomputer system purchases, the timing of customer acceptances for products shipped, reliance on third-party suppliers including delays in availability of parts from suppliers, technical challenges of developing high performance computing systems including potential delays in development projects, retention and attraction of key employees and managers, adequate liquidity and cash resources, the successful porting of application programs to Cray computer systems, Cray’s ability to keep up with rapid technological change, Cray’s ability to compete against larger, more established companies and innovative competitors, and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
###
Cray is a registered trademark of Cray Inc. All other trademarks are the property of their respective owners.